Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Excellent Quarterly Revenues and Profits

October 27, 2026, Bellevue, Washington – “PACCAR achieved excellent results in the third quarter of 2026. Revenues increased by 19% and net income increased by 44% compared to same period last year,” said Preston Feight, chief executive officer. “The increase in quarterly profits resulted from higher truck segment margins and strong overall business performance. PACCAR Parts reported record revenues and PACCAR Financial Services achieved very good profits. I am very proud of our employees who design, build, and deliver the company’s trucks and transportation solutions to our customers.”

PACCAR achieved net income of $847.5 million ($1.61 per diluted share) in the third quarter of this year, compared to $590.0 million ($1.12 per diluted share) earned in the same period last year. Third quarter revenues were $7.94 billion, compared to $6.67 billion reported in the third quarter of 2025.

PACCAR’s net income in the first nine months of 2026 was $2.20 billion ($4.18 per diluted share) compared to $1.82 billion ($3.45 per diluted share) in the first nine months of 2025, which included a $264.5 million after-tax non-recurring charge related to civil litigation in Europe. Net sales and financial services revenues for the first nine months of 2026 were $22.26 billion, compared to $21.62 billion in the same period last year.

Financial Highlights – Third Quarter 2026

Highlights of PACCAR’s financial results for the third quarter of 2026 include:

•
Consolidated net sales and revenues of $7.94 billion.
•
Consolidated net income of $847.5 million.
•
Global truck deliveries of 40,100 units.
•
Record PACCAR Parts revenues of $1.78 billion.
•
PACCAR Parts pretax income of $404.4 million.
•
PACCAR Financial Services pretax income of $138.1 million.
•
Capital investments of $137.6 million and R&D expenses of $108.9 million.
•
Cash generated from operations of $847.7 million.

Financial Highlights – Nine Months 2026

Highlights of PACCAR’s financial results for the first nine months of 2026 include:

•
Consolidated net sales and revenues of $22.26 billion.
•
Consolidated net income of $2.20 billion.
•
PACCAR Parts pretax income of $1.22 billion.
•
PACCAR Financial Services pretax income of $377.7 million.
•
Capital investments of $411.8 million and R&D expenses of $332.3 million.
•
Cash generated from operations of $2.52 billion.

Peterbilt 589 Low Roof Sleeper Truck

Global Truck Markets

“Kenworth and Peterbilt’s customers are beginning to refresh their fleets with newer, more fuel efficient trucks,” said John Rich, PACCAR executive vice president and chief technology officer. “We are experiencing a good year of truck demand in 2026 and we anticipate this to continue next year, supported by U.S. economic growth and continued investments in infrastructure.” U.S. and Canada Class 8 truck industry retail sales in 2026 are estimated to be in a range of 240,000–260,000 vehicles. Class 8 truck industry retail sales for 2027 are expected to be in a range of 240,000–280,000 trucks.

Kenworth T680 Day Cab Truck

European truck industry registrations in the above 16-tonne segment are estimated to be in the range of 300,000–320,000 trucks this year, and a similar range in 2027. “DAF trucks’ aerodynamics, fuel-efficiency and unparalleled driver comfort improve customers’ operational performance,” said Jim Walenczak, DAF president. “DAF exhibited a comprehensive range of innovative products, such as new clean diesel- and battery-powered trucks, at the IAA Transportation 2026 commercial vehicle show in Hanover, Germany. DAF’s world-class trucks, including the International Truck of the Year 2026 DAF XD Electric and XF Electric trucks, coupled with its expansive dealer network, deliver industry-leading vehicles and aftermarket support for our customers.”

DAF XF Electric Vocational Truck

The South American above 16-tonne truck market is projected to be in a range of 100,000–105,000 trucks this year, and in a range of 105,000–115,000 vehicles in 2027. Lance Walters, PACCAR vice president, noted, “South American customers appreciate DAF and Kenworth trucks’ industry-leading durability and reliability, which are an excellent match for the continent’s tough duty-cycles.”

PACCAR Introduces PACCAR Connect for Kenworth and Peterbilt Trucks

PACCAR unveiled its next generation transportation solution, PACCAR Connect, at the American Trucking Associations’ Management Conference & Exhibition in North Carolina. PACCAR Connect is a state-of-the-art technology platform with an integrated vehicle display that combines fleet telematics systems, PACCAR truck data, customer-specific productivity applications, and Electronic Driver Logs. PACCAR Connect will be available in Kenworth and Peterbilt Class 8 trucks beginning in early 2027.

Lily Ley, PACCAR chief information officer, noted, “PACCAR Connect advances our transportation solutions strategy and will serve as a unifying platform that enhances customer productivity while creating new revenue streams for PACCAR.”

PACCAR Connect Touchscreen Display

PACCAR Parts Achieves Record Quarterly Revenues

PACCAR Parts’ third quarter 2026 revenues were a record $1.78 billion. PACCAR Parts’ nine-month revenues were $5.24 billion, compared to $5.14 billion achieved in the same period last year. The business achieved robust pretax profit of $404.4 million in the third quarter of 2026, compared to $410.0 million earned in the third quarter of 2025. PACCAR Parts achieved pretax profit of $1.22 billion in the first nine months of 2026 compared to $1.25 billion reported in the first nine months of 2025.

“PACCAR Parts’ performance reflects investments in new parts distribution centers (PDCs), transportation solutions such as Managed Dealer Inventory and Fleet Services, and the TRP all-makes brand,” said Bryan Sitko, PACCAR vice president and PACCAR Parts general manager.

Sitko added, “PACCAR will add a PDC in France to enhance its logistics infrastructure to support our DAF dealers and customers in the region. This will complement our successful PDC in Massbach, Germany, which opened in 2024.” Currently, PACCAR Parts’ 21 global parts distribution centers, with over 4 million square feet, support more than 2,000 DAF, Kenworth and Peterbilt sales, parts and service locations, and more than 350 TRP stores. These independent, well-capitalized dealers provide outstanding service to customers.

PACCAR Financial Services Companies Achieve Strong Profits

PACCAR Financial Services (PFS) earned pretax income of $138.1 million in the third quarter this year, 9.4% higher than the $126.2 million in the third quarter of 2025. PFS achieved third quarter 2026 revenues of $558.9 million compared to $565.3 million in the same period last year. For the first nine months of 2026, PFS earned pretax income of $377.7 million compared to $370.5 million last year. Nine-month revenues were $1.65 billion compared to $1.64 billion for the same period a year ago.

Craig Gryniewicz, PACCAR vice president, said, “PFS achieved very good third quarter results due to steady finance margins and an improving used truck market. PFS is a leader in the market with innovative technologies that provide seamless credit application and loan servicing processes, and support for Kenworth, Peterbilt and DAF customers in all phases of the business cycle.”

PFS has a portfolio of 222,000 trucks and trailers, with total assets of $22.5 billion. PacLease, a major full-service truck leasing company with a fleet of 37,000 vehicles, is included in this segment. Terren Drake, PACCAR Financial Corp. president said, “PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to have excellent access to the commercial paper and medium-term note markets. PFS issued $2.38 billion of medium-term notes during the first nine months of the year in support of growing market share. PFS profitably supports the sale of PACCAR trucks in 26 countries on four continents.”

Capital Investments and Research and Development

PACCAR’s consistent long-term profits, strong balance sheet, and focus on quality, technology, and innovation have enabled the company to invest $9.5 billion in world-class facilities, next generation products, and state-of-the-art technologies during the past decade. PACCAR invested $137.6 million in capital projects and $108.9 million in research and development expenses in the third quarter of 2026.

Brice Poplawski, senior vice president and chief financial officer, said, “In 2026, capital expenditures are projected to be in the range of $650–$700 million and research and development expenses are estimated to be in the range $440–$460 million. In 2027, PACCAR estimates that it will invest $650–$700 million in capital expenditures and $460–$500 million in research and development expenses. PACCAR is continuing to invest in next generation clean diesel, hybrid and battery-electric powertrains, integrated connected vehicle services, growing its parts business and enhancing its manufacturing capabilities.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 27, 2026, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q3 Earnings Webcast” at PACCAR’s homepage. The webcast will be available on a recorded basis through November 3, 2026. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS (Unaudited)

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2026	2025	2026	2025
Truck, Parts and Other:
Net sales and revenues	$7,377.6	$6,106.5	$20,608.9	$19,983.0
Cost of sales and revenues	6,311.0	5,345.4	17,716.5	17,231.8
Research and development	108.9	111.0	332.3	339.3
Selling, general and administrative	125.3	140.3	413.5	422.8
Interest and other (income) expenses, net	(26.5)	(16.8)	(64.1)	299.5	(1)

Truck, Parts and Other Income Before Income Taxes	858.9	526.6	2,210.7	1,689.6

Financial Services:
Revenues	558.9	565.3	1,650.8	1,641.0
Interest and other	349.7	362.7	1,037.7	1,068.2
Selling, general and administrative	42.5	39.9	123.3	118.3
Provision for losses on receivables	28.6	36.5	112.1	84.0

Financial Services Income Before Income Taxes	138.1	126.2	377.7	370.5
Investment income	84.0	90.8	250.4	258.5

Total Income Before Income Taxes	1,081.0	743.6	2,838.8	2,318.6
Income taxes	233.5	153.6	634.0	499.7

Net Income	$847.5	$590.0	$2,204.8	$1,818.9

Net Income Per Share:
Basic	$1.61	$1.12	$4.18	$3.46
Diluted	$1.61	$1.12	$4.18	$3.45

Weighted Average Shares Outstanding:
Basic	527.1	525.9	526.9	525.9
Diluted	527.7	526.7	527.6	526.8

Dividends declared per share	$.35	$.33	$1.03	$.99

(1) Includes a $350.0 million charge related to civil litigation in Europe (EC-related claims) in the first quarter 2025.

PACCAR Inc

CONDENSED BALANCE SHEETS (Unaudited)

(in millions)

	September 30	December 31
	2026	2025
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$9,238.2	$9,253.7
Trade and other receivables, net	2,589.7	1,981.1
Inventories, net	2,571.0	2,187.5
Property, plant and equipment, net	4,515.6	4,505.3
Other assets	3,748.0	3,605.2
Financial Services Assets	22,475.9	22,803.4

	$45,138.4	$44,336.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$7,649.1	$7,890.9
Financial Services Liabilities	16,559.6	17,181.3
STOCKHOLDERS' EQUITY	20,929.7	19,264.0

	$45,138.4	$44,336.2

Common Shares Outstanding	526.5	525.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS (Unaudited)

(in millions)

Nine Months Ended September 30,	2026	2025
OPERATING ACTIVITIES:
Net income	$2,204.8	$1,818.9
Depreciation and amortization:
Property, plant and equipment	324.1	297.3
Other assets	307.5	320.9
Net change in trade receivables, inventory and payables	(387.3)	6.6
Net (increase) decrease in wholesale receivables on new trucks	(32.6)	714.9
All other operating activities, net	103.8	112.9

Net Cash Provided by Operating Activities	2,520.3	3,271.5

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(429.4)	(553.1)
Acquisitions of equipment for operating leases	(703.9)	(467.2)
Net decrease (increase) in financial services receivables	19.6	(860.8)
Net increase in marketable debt securities	(130.2)	(84.5)
Proceeds from asset disposals and other	417.1	452.2

Net Cash Used in Investing Activities	(826.8)	(1,513.4)

FINANCING ACTIVITIES:
Payments of cash dividends	(1,278.0)	(2,093.7)
Purchases of treasury stock	(5.6)	(35.2)
Proceeds from stock compensation transactions	58.9	31.1
Net decrease in debt and other	(596.3)	(590.0)

Net Cash Used in Financing Activities	(1,821.0)	(2,687.8)
Effect of exchange rate changes on cash	(28.7)	172.8

Net Decrease in Cash and Cash Equivalents	(156.2)	(756.9)
Cash and cash equivalents at beginning of period	6,307.9	7,060.8

Cash and cash equivalents at end of period	$6,151.7	$6,303.9

PACCAR Inc

SEGMENT AND OTHER INFORMATION (Unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2026	2025	2026	2025
Sales and Revenues:
Truck	$5,602.4	$4,381.4	$15,382.0	$14,850.3
Parts	1,780.0	1,724.6	5,237.0	5,135.4
Financial Services	558.9	565.3	1,650.8	1,641.0
Intersegment Eliminations and Other	(4.8)	.5	(10.1)	(2.7)

	$7,936.5	$6,671.8	$22,259.7	$21,624.0

Pretax Profit:
Truck	$454.5	$102.5	$991.2	$776.2
Parts	404.4	410.0	1,223.7	1,253.0
Financial Services	138.1	126.2	377.7	370.5
Investment Income and Other	84.0	104.9	246.2	(81.1)	(1)

	$1,081.0	$743.6	$2,838.8	$2,318.6

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2026	2025	2026	2025
United States and Canada	$5,016.5	$3,980.4	$13,658.7	$13,356.2
Europe	1,703.3	1,676.5	5,298.2	4,916.3
Other	1,216.7	1,014.9	3,302.8	3,351.5

	$7,936.5	$6,671.8	$22,259.7	$21,624.0

NEW TRUCK DELIVERIES

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2026	2025	2026	2025
United States and Canada	23,800	17,100	63,600	62,300
Europe	10,400	10,100	32,800	31,100
Other	5,900	4,700	15,500	17,900

	40,100	31,900	111,900	111,300

(1) Includes a $350.0 million charge related to civil litigation in Europe (EC-related claims) in the first quarter 2025.

PACCAR Inc
SUPPLEMENTARY INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

“Adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP)” are financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”), since they exclude a charge for EC-related claims. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies.

On July 19, 2016, the European Commission (EC) concluded its investigation of all major European truck manufacturers and reached a settlement with the Company. Following the settlement, legal proceedings seeking damages were filed against all major European truck manufacturers. In the first quarter of 2023, the Company recorded a pre-tax charge of $600.0 ($446.4 after-tax) for the estimable total cost. Several courts have issued judgments; some have been favorable while others have been unfavorable and have been appealed. The Company has settled with the majority of claimants and continues to pursue appropriate resolutions. Due to higher settlement costs, the Company updated its estimate and recorded an additional pre-tax charge of $350.0 ($264.5 after-tax) for the total estimable remaining costs in Interest and other (income) expenses, net in the first quarter of 2025.

The Company utilizes these non-GAAP measures to allow investors and management to evaluate operating trends by excluding a significant charge that is not representative of company performance.

Reconciliations from the most directly comparable GAAP measures to adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

Nine Months Ended
($ in millions, except per share amounts)	September 30, 2025
Net income	$1,818.9
EC-related claims, net of taxes	264.5
Adjusted net income (non-GAAP)	$2,083.4
Per diluted share:
Net income	$3.45
EC-related claims, net of taxes	.50
Adjusted net income (non-GAAP)	$3.95